SEPARATION AGREEMENT AND GENERAL RELEASE

1. PARTIES. This Separation Agreement and General Release (hereinafter “Agreement”) is made and entered into between RUSSELL JOY (hereinafter “EMPLOYEE”) and VINTAGE WINE ESTATES INC. (hereinafter “EMPLOYER” or “the Company”).

2. RECITALS. This Agreement is made with reference to the following facts:

2.1 EMPLOYEE has been employed with EMPLOYER as an at-will EMPLOYEE since on or about October 18, 2021, in the position of CHIEF OPERATING OFFICER (COO).

2.2 EMPLOYEE’s employment will end effective February 28, 2022 by mutual agreement of EMPLOYEE & EMPLOYER.

2.3 EMPLOYEE acknowledges, understands and agrees that (a) on or before EMPLOYEE’s last day of employment, EMPLOYEE has received all accrued wages, vacation pay, commissions, overtime pay, comp time pay, expense reimbursement, and any and all other monies due and owing to EMPLOYEE by EMPLOYER; and (b) EMPLOYEE is not eligible for a FY22 bonus payment, whether pro-rated or otherwise.

2.4 EMPLOYEE and EMPLOYER desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of EMPLOYEE’S employment with EMPLOYER or the events leading to and/or resulting in her separation from employment.

3. PAYMENT. If EMPLOYEE agrees to the terms set forth herein, and provides EMPLOYER with a fully executed copy of this Agreement by no later than March 21, 2022, and does not revoke their signature within 7 days thereafter, EMPLOYER will pay EMPLOYEE six (6) months’ base pay, totaling $160,000. The severance amount will be paid through bi-weekly checks in the gross amount of $12,307.70, less all applicable deductions.

3.1 EMPLOYER agrees to continue Employee’S health insurance through February 28, 2022, at which time EMPLOYEE will be responsible for providing their own medical coverage through COBRA or otherwise. EMPLOYER’S health insurance provider will contact EMPLOYEE with information regarding continued coverage. If EMPLOYEE elects COBRA, EMPLOYER agrees to EMPLOYEE monthly premium for six (6) months as follows:

a.
Medical monthly: $240.83

Dental monthly: $43.62

Vision Monthly: $0 (employer-provided at 100%)

3.2 EMPLOYER agrees not to contest EMPLOYEE’S right to collect unemployment benefits from EDD.

4. GENERAL RELEASE – COVENANT NOT TO SUE. In partial consideration of the payment set forth in Paragraph 3, above, and for other good and valuable consideration, the receipt of which is acknowledged, EMPLOYEE promises, agrees and generally releases as follows:

4.1 Except as to such rights or claims as may be created by this Agreement, and those claims that cannot be released as a matter of law, EMPLOYEE hereby releases and forever discharges EMPLOYER, its affiliated entities, officers, directors, shareholders, members, agents and employees and each of them individually (collectively “Released Parties”), to the greatest extent allowed by law, from any and all claims, demands, and cause or causes of action arising out of, connected with, or incidental to EMPLOYEE’S employment, compensation, benefits, and/or separation from EMPLOYER, including, but not limited to, any and all claims based on contract, tort, common law, statute, and/or federal, state or local wage and hour laws, or anti-discrimination and other employment laws and regulations, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Employee Retirement Income Security Act (“ERISA”), the

Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the California Fair Employment and Housing Act (“FEHA”), applicable Labor Code provisions including but not limited to the Private Attorneys’ General Act (“PAGA”) as found in Labor Code sections 2698-2699.5, all as amended, and all similar laws.

4.2 EMPLOYEE specifically waives the benefit of the provisions of California Civil Code section 1542 as to the Released Parties as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

5. Confidential Information/Trade Secrets. Employee, in performing their duties for EMPLOYER has had access to and become acquainted with information concerning EMPLOYER, its customers, wine club members, accounts, financials, sales, services, operations, marketing, pricing, member lists, proprietary and other information (whether or not in tangible form) that belongs to EMPLOYER. All such information is considered confidential and constitutes the trade secrets of EMPLOYER.

5.1 Employee agrees they will not misuse, misappropriate, publish, discuss or otherwise disclose any such confidential information or trade secrets, directly or indirectly, to any other person or entity, or use them in any way after separation of employment with EMPLOYER. The unauthorized use or disclosure of any of EMPLOYER’S confidential information, customer/member lists and/or trade secrets shall constitute unfair competition unless otherwise permitted by law.

5.2 EMPLOYEE further agrees that they will not use EMPLOYER’S confidential information to either directly or indirectly: (i) call on, solicit, or take away any of EMPLOYER’S customers or accounts either for herself or for any other person or entity; or (ii) solicit or take away or attempt to solicit or take away any of EMPLOYER’S employees or consultants either for herself or for any other person or entity.

5.3 Contemporaneously with signing this Agreement, EMPLOYEE shall return all of EMPLOYER’S property in their possession, custody or control, including but not limited to the originals and all copies of all documents, files, reports, forms, or other records, whether on paper or in computer files, as well as any keys, credit cards, phones, computers, or other items of personal property belonging to the Company. EMPLOYEE’S execution of this Agreement shall constitute an express representation that they have caused such property to be returned to EMPLOYER.

6. COOPERATION & NON-DISPARAGEMENT.

6.1 EMPLOYEE further agrees that they will not communicate to any person (whether individual, firm, organization, governmental agency, or other entity) any facts or opinions that might tend to disparage, degrade or harm the reputation of the Released Parties unless otherwise permitted by law. This includes making unflattering remarks about any of the Released Parties on the Internet or social media. Similarly, EMPLOYEE will not communicate the terms of this Agreement to anyone other than their accountant, spouse, or legal advisor.

6.2 Any violation by Employee of any of the provisions of this Agreement would result in irreparable injury to EMPLOYER, and EMPLOYER shall be entitled to seek injunctive relief to prevent or terminate such violation, in addition to any other rights and remedies which may be available to EMPLOYER at law or in equity.

7. REVIEW PERIOD. In accordance with the Age Discrimination in Employment Act, and the Older Workers Benefit Protection Act of 1990, EMPLOYEE represents and acknowledges that they have been made aware of the following:

7.1 EMPLOYEE has been advised to consult with an attorney prior to signing this Agreement and EMPLOYEE represents that they have fully discussed all aspects of this Agreement with an attorney or had the opportunity to do so.

7.2 EMPLOYEE acknowledges that they had a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. EMPLOYEE may take the entire time or any portion thereof to consider it at their sole discretion. Once EMPLOYEE chooses to execute this Agreement, the 21 day consideration period expires.

7.3 EMPLOYEE may then revoke this waiver and release at any time during the first seven (7) days following execution of this Agreement. The waiver and release shall not be effective or enforceable until the seven-day period has expired. Any revocation of the waiver and release within this period must be submitted in writing to Holly Hawkins, Vice President, Human Resources for the Company, and state, “I hereby revoke my acceptance of the Confidential Separation Agreement and General Release.” The revocation must be emailed delivered to Mrs. Hawkins at hhawkins@vintagewineestates.com. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of California, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

8. REPRESENTATIONS AND WARRANTIES. Each of the parties to this Agreement represents, warrants, and agrees as follows:

8.1 EMPLOYEE acknowledges and agrees that they do not claim, nor has suffered, any violation of rights under the Labor Code by EMPLOYER which would make the EMPLOYEE an “Aggrieved Employee” as defined in Labor Code section 2699(c).

8.2 EMPLOYEE represents that they do not have any workplace injuries that have not yet been reported to EMPLOYER’S workers’ compensation insurance carrier. EMPLOYEE further represents that neither they, nor any non-governmental person, organization or other entity acting on their behalf, has in the past or will in the future file any lawsuit asserting any claim that is waived under paragraph 4. EMPLOYEE gives up the right to individual damages in connection with any administrative or court proceeding with respect to their employment with and/or termination of employment from the Company and if they are awarded money damages, hereby assigns to EMPLOYER their right and interest to such money damages unless otherwise provided in this Agreement. Notwithstanding the foregoing, this paragraph does not limit EMPLOYEE’S right to file an action to enforce this Agreement or to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. 626 section (f) with respect to claims under the Age Discrimination in Employment Act.

8.3 EMPLOYEE understands that nothing contained in this Agreement limits EMPLOYEE’S ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commissions (“Government Agencies”). EMPLOYEE further understands that this Agreement does not limit EMPLOYEE’S ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement prevents EMPLOYEE from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that EMPLOYEE has a reason to believe is unlawful. This Agreement does not limit EMPLOYEE’S right to receive an award for information provided to any Government Agencies.

8.4 Each party has received, or has had the opportunity to receive, independent legal advice from legal counsel, with respect to the advisability of making the settlement provided for herein, with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code section 1542. In addition, each party or responsible agent thereof has read this Agreement and understands the contents hereof.

8.5 No party (nor any partner, agent, EMPLOYEE, representative, or attorney for any party) has made any statement or representation to any other party regarding any fact relied upon in entering into this Agreement, and each party does not rely upon any statement, representation or promise of any other party (or of any officer, agent, EMPLOYEE, representative, or attorney for the other party), in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

9. COSTS AND ATTORNEY’S FEES. Each party shall bear their/ its own attorney’s fees and costs incurred through the date of this Agreement. In any legal action or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover all of it costs and expenses (including, but not limited to, reasonable attorney fees, court costs, witness and expert witness fees and expenses, fees relating to alternative dispute resolution and others) incurred in connection with or with respect to the action or proceeding. The parties agree that the reasonableness of the attorney fees and expert witness fees will be determined by the court, after the verdict is rendered.

10. MISCELLANEOUS.

10.1 This Agreement shall be deemed to have been executed and delivered within the County of Sonoma, State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

10.2 This Agreement consists of 6 pages and is the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with the exception of the confidentiality provisions of the Employee Handbook and/or Confidentiality Agreement between the parties which remain in full force and effect. This Agreement may be amended only by an agreement in writing, signed by both parties.

10.3 This Agreement may be executed via DocuSign or other electronic means, and also in any number of counterparts, and each such counterpart shall be deemed to be an original instrument. All such counterparts together shall constitute one and the same Agreement.

10.4 This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective partners, agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, and successors in interest.

10.5 This Agreement shall not be construed as an admission of any wrongdoing or liability by EMPLOYER, or any other parties released under this Agreement, the same being expressly denied.

10.6 Each term of this Agreement is contractual and not merely a recital. In the event any term of this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall remain valid and enforceable.

I understand I am giving up important legal rights and voluntarily agree to this Release in exchange for payments which I would otherwise not be entitled.

Executed at Sonoma County, California, this 2nd day of March 2022.

/s/ Russell Joy
Russell Joy

Executed at Sonoma County, California, this 28th day of February 2022.

Vintage Wine Estates, Inc.

/s/ Patrick Roney
Patrick Roney
Chief Executive Officer